RESIDENTIAL LEASE OR
                         MONTH-TO-MONTH RENTAL AGREEMENT




Nicholas Investments, Inc. ---------------------------------------(Landlord) and
Felipe E. Javier, Emilia Javier (H&W) Samuel Javier (son) / Jenife (daughter) (Tenant) agree as follows:

1. PROPERTY:3

     A. Landlord rents to Tenant and Tenant rents from Landlord, the real property and improvements described as: 2952 Manos Drive, San Diego, CA 92139 (3Bd/I 1/4thBa/2 car Single Family ("Premises*).

     B. The following personal property is included: "Carpets, floor coverings, range-oven/refrigerator

     2. TERM: The term begins on (date)September 1st,2000 ("Commencement Date"), (Check A or 8):

     A. Month-to-month: and continues as a month-to-month tenancy. Either party may terminate the tenancy by giving written notice to the other at least 30 days prior to the intended termination date, subject to any applicable local laws. Such notice may be given on any date.

     XX B. Lease: and shall terminate on (date)August 3, 2000 at 12: 0 AM Any holding over after the term of this Agreement expires, with Landlord's consent, shall create a month-to-month tenancy which either party may terminate as specified In paragraph 2A. Rent shall be at a rate equal to the rent for the Immediately preceding month, unless otherwise notified Landlord, payable In advance. All other terms and conditions of this Agreement shall remain In full force and effect.

3. RENT:

     A. Tenant agrees to pay rent at the rate of $ 1,150. 00 per month for the term of the Agreement.

     B. Pont Is payable In advance on the I st day of each calendar month, and Is delinquent on the next day.

     C. It Commencement Date falls on any day other than the first day of the month, rent shall be prorated based on a 30-day period. If Tenant has paid one full month's rent In advance of Commencement Date, rent for the second calendar month shall be prorated based on a 30-day period.

     D. PAYMENT: The rent Shall be paid to (name, Nicholas Investments, Inc. at (address) P.O. Box 370420, San Diego, California 92137 or at any other location specified by Landlord In writing to Tenant.

4. SECURITY DEPOSIT:

     A. Tenant agrees to pay $ 1,15 0.0 0 as a security deposit. Security deposit will be IN given to the Owner of the Premises;

     B. All or any portion of the security deposit may be used, as reasonably necessary; to: (1) cure Tenant's default in payment of rent, Late Charges, NSF fees, or other sums due; (2) repair damage, excluding ordinary wear and tear, caused by Tenant or by a guest or licensee of Tenant; (3) clean Premises, if necessary, upon termination of tenancy; and (4) replace or return personal property or appurtenances. SECURITY DEPOSIT SHALL NOT BE USED BY TENANT IN LIEU OF PAYMENT OF LAST MONTH'S RENT. 11 all or any portion of the security deposit Is used during tenancy, Tenant agrees to reinstate the total security deposit within live days after written notice Is delivered to Tenant. Within three weeks after Tenant vacates the Promises, Landlord shall (1) furnish Tenant an Itemized statement Indicating the amount of any security deposit received and the basis for its disposition, and (2) return any remaining portion of security deposit to Tenant.

     C. No Interest will be paid on security deposit, unless required by local ordinance.

     D. 11 security deposit is held by Owner, Tenant agrees not to hold Broker responsible for its return. If security deposit Is held in Owner's Brokers trust account, and Brokers authority is terminated before expiration of this Agreement, and security deposits are released to someone other than Tenant, then Broker shall notify Tenant, In writing, where and to whom security deposit has been released. Once Tenant has been provided such notice, Tenant agrees not to hold Broker responsible for security deposit.

5. MOVE-IN COSTS RECEIVED/DUE:

 Category                 Total Due     Payment Received  Balance Due   Date Due
Rent from 09 /01/00       1,150.00
to 09/30/00 (date)
*Security Deposit        1 .150.00
Other NO Pet- Deposit / No Pets allowed
Other
Total                     2,300.00

The maximum amount that Landlord may receive as security deposit, however designated, not exceed o month's rent for an unfurnished premises, and three month's rent for a furnished premises.

6.   PARKING: (Check A or B)

     A. Parking is permitted as follows: Attached 2 car garage (Detached enterance to property) The right to parking is Included in the rent charged pursuant to paragraph 3. It not Included In the rent, the parking rental fee shall be an additional $ per month. Parking space(s) are to be used for parking operable motor vehicles, except for trailers, boats, campers, buses or trucks (other than pick-up trucks).Tenant shall park In assigned space(s) only. Parking space(s)are to be kept clean. Vehicles leaking oil. gas or other motor vehicle fluids shall not be parked on the Premises. Mechanical work or storage of Inoperable vehicles is not allowed In parking space(s) or elsewhere on the Premises.

     B. Parking is not permitted on the Premises.

     A. Storage is permitted as follows: The right to storage space 0 Is, 0 is not, Included In the rent charged. pursuant to paragraph 3. If not Included In rent, storage space shall be an additional $ - per month. Tenant shall store only personal property that Tenant owns, and shall not store property that is claimed by another or in which another has any right, title , or Interest. Tenant shaft not store any improperly packaged food of perishable goods, flammable materials, explosives, or other Inherently dangerous material.

     OR 0 B. Storage Is not permitted on the Promises.

     8. LATE CHARGEMSIF CHECKS: Tenant acknowledges that either late payment of rent or issuance of a non-sufficient funds ("NSF') check may cause Landlord to incur costs and expenses, the exact amount of which are extremely difficult and Impractical to determine. These costs may include, but are not limited to, processing, enforcement and accounting expenses, and late charges Imposed on Landlord. It any Installment of rent due from Tenant is not received by Landlord within 5 (or 0 -) calendar days after date due, or It a check Is returned NSF, Tenant shall pay to Landlord, respectively, an additional sum of $ 00 - as Late Charge and $25.00 as a NSF fee, either or both of which shall be (learned additional rent. Landlord and Tenant agree that these charges represent a fair and reasonable estimate of the costs Landlord may incur by reason of Tenant's late or NSF payment. Any Late Charge or NSF fee duo shall be paid with the current Installment of rent. Landlord's acceptance of any Late Charge or NSF fee shall not constitute a waiver as to any default of Tenant. Landlord's right to collect a Late Charge or NSF fee shall not be deemed an extension of the date rent is due under paragraph 3, or prevent Landlord from exercising any other rights and remedies under this Agreement, and as provided by law.

          Tenant and Landlord acknowledge receipt of copy of this page, which constitutes page 1 of 3 pages

                 Tenants Initials (___) Landlord Initials (___)